Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Center Bancorp, Inc.
Union, New Jersey

 We hereby consent to the incorporation by reference in the Registration Statements No. 333-37436, No. 333-37434, No. 333-116174, No. 333-125747, No. 333-148323 and No. 333-160111 on Form S-8 and Registration Statements No. 333-100884, No. 333-110710 and No.333-157189 on Form S-3 of Center Bancorp, Inc. of our reports dated March 16, 2010 (except for Note 21, as to which the date is May 3, 2010), relating to the consolidated financial statements and our report dated May 3, 2010, relating to the effectiveness of Center Bancorp, Inc.’s internal control over financial reporting, which appear in this Form 10-K/A.

/s/ ParenteBeard LLC

ParenteBeard LLC
Reading, Pennsylvania
May 3, 2010